As filed with the Securities and Exchange Commission on January 2, 2024

Registration No. 333-238981

Registration No. 333-254514

Registration No. 333-263280

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-238981

Form S-8 to Registration Statement No. 333-254514

Form S-8 Registration Statement No. 333-263280

under the Securities Act of 1933

APPLIED MOLECULAR TRANSPORT INC.

(Exact name of registrant as specified in its charter)

Delaware	81-4481426
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6714 NW 16th Street, Suite B

Gainesville, Florida 32653

(Address of Principal Executive Offices) (Zip Code)

N. Scott Fine

Chief Executive Officer

Applied Molecular Transport Inc.

6714 NW 16th Street, Suite B

Gainesville, Florida 32653

(386) 418-8060

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Laura M. Holm, Esq.

Alison Newman, Esq.

Fox Rothschild LLP

777 S. Flagler Drive, Suite 1700

West Palm Beach, FL 33401

(561) 804-4408

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Applied Molecular Transport Inc., a Delaware corporation (the “AMTI”), with the Securities and Exchange Commission (the “SEC”) to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-8 (File No. 333-238981), filed with the SEC on June 5, 2020, registering 3,768,075 shares of Common Stock issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), 314,006 shares of Common Stock issuable under the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESP Plan”), 3,273,506 shares under the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) and 905,000 shares of Common Stock issuable under the 2015 Equity Incentive Plan (the “2015 Plan”).

2.

Registration Statement on Form S-8 (File No. 333-254514), filed with the SEC on March 19, 2021, registering 1,756,068 shares of Common Stock issuable under the 2020 Plan and 351,214 shares of Common Stock issuable under the 2020 ESP Plan.

3.

Registration Statement on Form S-8 (File No. 333-263280), filed with the SEC on March 4, 2022, registering 1,930,997 shares pursuant to the 2020 Equity Plan, 386,199 shares pursuant to the 2020 ESP Plan and 1,000,000 shares pursuant to the 2020 Inducement Equity Incentive Plan.

On December 27, 2023, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 21, 2023, among the Registrant, Cyclo Therapeutics, Inc., a Nevada corporation (“Cyclo”), and Cameo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Cyclo (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity and a wholly owned subsidiary of Cyclo. These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida, on January 2, 2024.

APPLIED MOLECULAR TRANSPORT INC.
(Registrant)

By:	/s/ N. Scott Fine
N. Scott Fine
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.